PRESS RELEASE

AbbVie Reports Third-Quarter 2026 Financial Results

•Reports Third-Quarter Diluted EPS of $2.37 on a GAAP Basis, an Increase of Over 100.0 Percent; Adjusted Diluted EPS of $3.82, an Increase of Over 100.0 Percent; These Results Include an Unfavorable Impact of $0.11 Per Share Related to Acquired IPR&D and Milestones Expense

•Delivers Third-Quarter Net Revenues of $17.404 Billion, an Increase of 10.3 Percent on a Reported Basis or 10.5 Percent on an Operational Basis

•Third-Quarter Global Net Revenues from the Immunology Portfolio Were $9.165 Billion, an Increase of 16.3 Percent on a Reported Basis, or 16.6 Percent on an Operational Basis; Global Skyrizi Net Revenues Were $5.776 Billion; Global Rinvoq Net Revenues Were $2.706 Billion; Global Humira Net Revenues Were $683 Million

•Third-Quarter Global Net Revenues from the Neuroscience Portfolio Were $3.389 Billion, an Increase of 19.4 Percent on a Reported Basis, or 19.5 Percent on an Operational Basis; Global Vraylar Net Revenues Were $1.068 Billion; Global Botox Therapeutic Net Revenues Were $1.080 Billion; Combined Global Ubrelvy and Qulipta Net Revenues Were $847 Million; Global Vyalev Net Revenues Were $286 Million

•Third-Quarter Global Net Revenues from the Oncology Portfolio Were $1.696 Billion, an Increase of 0.8 Percent on a Reported Basis, or 0.9 Percent on an Operational Basis; Global Venclexta Net Revenues Were $803 Million; Global Imbruvica Net Revenues Were $522 Million; Global Elahere Net Revenues Were $224 Million

•Third-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.176 Billion, a Decrease of 1.4 Percent on a Reported Basis, or 1.8 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $669 Million; Global Juvederm Net Revenues Were $222 Million

•Successfully Completed Acquisition of Apogee Therapeutics, Deepening AbbVie's Robust Immunology Pipeline

•Raises 2026 Adjusted Diluted EPS Guidance Range from $13.76 - $13.96 to $13.95 - $13.99, which Includes an Unfavorable Impact of $0.69 Per Share Related to Acquired IPR&D and Milestones Expense Incurred Year-To-Date Through the Third Quarter 2026

•Announces 2027 Dividend Increase of 5.2 Percent, Beginning with Dividend Payable in February 2027

NORTH CHICAGO, Ill., October 30, 2026 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2026.

“AbbVie continues to deliver outstanding results, reflecting solid execution across our diverse portfolio,” said Robert A. Michael, chairman and chief executive officer, AbbVie. “We also enhanced our long-term growth potential by securing key regulatory approvals, generating differentiated clinical data and completing the acquisition of Apogee Therapeutics. Given our strong outlook and significant momentum, we are once again increasing AbbVie's full-year guidance and raising our quarterly dividend.”

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

Third-Quarter Results

•Worldwide net revenues were $17.404 billion, an increase of 10.3 percent on a reported basis, or 10.5 percent on an operational basis.

•Global net revenues from the immunology portfolio were $9.165 billion, an increase of 16.3 percent on a reported basis, or 16.6 percent on an operational basis.
◦Global Skyrizi net revenues were $5.776 billion, an increase of 22.7 percent on a reported basis, or 22.9 percent on an operational basis.
◦Global Rinvoq net revenues were $2.706 billion, an increase of 23.9 percent on a reported basis, or 24.3 percent on an operational basis.
◦Global Humira net revenues were $683 million, a decrease of 31.2 percent on a reported basis, or 30.6 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $3.389 billion, an increase of 19.4 percent on a reported basis, or 19.5 percent on an operational basis.
◦Global Vraylar net revenues were $1.068 billion, an increase of 14.3 percent.
◦Global Botox Therapeutic net revenues were $1.080 billion, an increase of 9.8 percent.
◦Global Ubrelvy net revenues were $449 million, an increase of 26.9 percent.
◦Global Qulipta net revenues were $398 million, an increase of 38.2 percent on a reported basis, or 38.5 percent on an operational basis.
◦Global Vyalev net revenues were $286 million.

•Global net revenues from the oncology portfolio were $1.696 billion, an increase of 0.8 percent on a reported basis, or 0.9 percent on an operational basis.
◦Global Venclexta net revenues were $803 million, an increase of 10.7 percent.
◦Global Imbruvica net revenues were $522 million, a decrease of 26.1 percent.
◦Global Elahere net revenues were $224 million, an increase of 31.0 percent on a reported basis, or 31.2 percent on an operational basis.

•Global net revenues from the aesthetics portfolio were $1.176 billion, a decrease of 1.4 percent on a reported basis, or 1.8 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $669 million, an increase of 4.9 percent on a reported basis, or 4.1 percent on an operational basis.
◦Global Juvederm net revenues were $222 million, a decrease of 11.9 percent on a reported basis, or 11.8 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the third quarter was 75.4 percent. The adjusted gross margin ratio was 85.1 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 23.5 percent of net revenues. The adjusted SG&A expense was 21.2 percent of net revenues.

•On a GAAP basis, research and development (R&D) expense was 14.7 percent of net revenues. The adjusted R&D expense was 13.9 percent of net revenues.

•Acquired IPR&D and milestones expense was 1.2 percent of net revenues.

•On a GAAP basis, the operating margin ratio in the third quarter was 36.0 percent. The adjusted operating margin ratio was 48.7 percent.

•On a GAAP basis, net interest expense was $700 million. The adjusted net interest expense was $688 million.

•On a GAAP basis, the tax rate in the quarter was 12.6 percent. The adjusted tax rate was 13.6 percent.

•Diluted earnings per share (EPS) in the third quarter was $2.37 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.82. These results include an unfavorable impact of $0.11 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced it completed its acquisition of Apogee Therapeutics, deepening AbbVie’s robust immunology pipeline with diverse assets targeting dermatologic, respiratory and other inflammatory and immunological diseases. The acquisition includes zumilokibart, a late-stage, half-life extended monoclonal antibody targeting IL-13 for atopic dermatitis (AD), as well as APG273, a potential best-in-category long-acting combination targeting IL-13 and thymic stromal lymphopoietin (TSLP) in asthma.

•AbbVie announced the U.S. Food and Drug Administration (FDA) approved Skyrizi (risankizumab) for subcutaneous (SC) induction in the treatment of moderately to severely active Crohn's disease (CD). The approval offers adult CD patients an additional option for induction of Skyrizi and is supported by positive data from the Phase 3 AFFIRM study. The FDA also approved an update to the U.S. prescribing information's warning and precautions for Skyrizi, across all indications, to allow healthcare providers to use clinical judgment when determining whether tuberculosis testing is needed. Additionally, AbbVie announced it submitted an application to the European Medicines Agency (EMA) seeking approval for Skyrizi for SC induction in the treatment of adult patients with moderately to severely active CD.

•AbbVie announced positive topline results from the Phase 3 INTREPID study evaluating the safety and efficacy of lutikizumab, an investigational dual-variable-domain IL-1α/1β antagonist, in adults and adolescents with moderate to severe hidradenitis suppurativa (HS). In the study, lutikizumab met the primary endpoint, achieving a significantly higher response rate of Hidradenitis Suppurativa Clinical Response 75 (HiSCR 75) at Week 16 compared with placebo and also met the majority of ranked secondary endpoints, including significant improvements in HS-related skin pain at Week 8 and significant reductions in the occurrence of HS flares over the first 16 weeks. Lutikizumab was generally well tolerated, with no new safety concerns identified. These data will be presented at a future medical congress. Additional data from this study, including results from a 36-week blinded extension period, are expected next year and will be used to support regulatory submissions for lutikizumab in HS in the second half of 2027.

•At the American College of Gastroenterology (ACG) 2026 Annual Scientific Meeting, AbbVie shared new Skyrizi and Rinvoq (upadacitinib) data which demonstrated disease control for patients living with inflammatory bowel disease (IBD). Highlights included new Phase 3 AFFIRM data which showed higher rates of clinical and endoscopic response in CD patients treated with SC Skyrizi versus placebo across all efficacy endpoints and observed subgroups; open-label extension analyses that demonstrated sustained endoscopic outcomes over time with Skyrizi, even in patients with complex disease characteristics and prior treatment exposure; and real-world studies that showed patients with advanced CD achieved disease control with Rinvoq, highlighting its potential benefit for difficult-to-treat patients.

•At the 2026 United European Gastroenterology (UEG) Week, AbbVie showcased 20 presentations that underscored the breadth of its IBD research programs. Key disclosures included late-breaking results from the Phase 2a TARGET-CD trial for combination therapy ABBV-466 (Skyrizi + ABBV-382) which demonstrated higher endoscopic remission rates than either Skyrizi or ABBV-382 monotherapy at Week 12, the primary endpoint, with remission rates continuing to increase through Week 24 in patients with moderate to severe CD. AbbVie also presented long-term and real-world data for Skyrizi and Rinvoq that provided additional insight into clinical and endoscopic outcomes in moderately to severely active CD and ulcerative colitis (UC).

•At the 2026 European Academy of Dermatology and Venereology (EADV) Congress, AbbVie presented data from 60 abstracts reflecting AbbVie’s expanding portfolio across a wide spectrum of immune-mediated skin diseases. Highlights included late-breaking presentations from the Phase 3 Viti-Up-1 and Viti-Up-2 studies of Rinvoq in non-segmental vitiligo (NSV), which showed continued facial and total body repigmentation through week 76; primary results from the Phase 2 APEX Part B study evaluating zumilokibart in adult patients with moderate to severe AD, which showed all three dose regimens met the primary endpoint with significantly greater improvements in Eczema Area and Severity Index-75 (EASI-75) response rates versus placebo at week 16; and data showing how lutikizumab targets neutrophilic inflammation and fibroblast activation in HS.

Recent Events (Continued)

•AbbVie announced the FDA approved Juvmo (tavapadon) tablets as the only selective D1/D5 receptor agonist for the treatment of adults with Parkinson's disease (PD). Taken once daily with or without levodopa therapy, Juvmo offers patients a differentiated approach to motor symptom control across the PD continuum. This approval is supported by the Phase 3 TEMPO program, which demonstrated significant improvements in daily functioning, increased "on" time without troublesome dyskinesia and a favorable safety profile.

•AbbVie announced positive topline results from the Phase 3 LUNA study, which evaluated Qulipta (atogepant), a calcitonin gene-related peptide (CGRP) receptor antagonist, for the preventive treatment of menstrual migraine in adults. In the study, Qulipta demonstrated statistically significant reductions in migraine days associated with the menstrual period, meeting the primary and all eight ranked secondary endpoints versus placebo. Menstrual migraine is a recurrent, debilitating migraine pattern, with attacks occurring around or during the menstrual period. No treatment options are currently approved for menstrual migraine, underscoring the urgent need for care approaches specifically designed for this patient population.

•At Psych Congress 2026, AbbVie presented new real-world data supporting the effectiveness of Vraylar (cariprazine), which showed meaningful improvements in depressive symptoms, functioning and quality of life among adults living with major depressive disorder and bipolar I depression. These findings provide additional evidence that the benefits observed with Vraylar in clinical trials can also be achieved in routine practice, where patients often have more complex treatment needs. Vraylar is being co-developed by AbbVie and Gedeon Richter.

•AbbVie announced submission of a Biologics License Application (BLA) to the FDA for etentamig, a next-generation BCMA x CD3 bispecific T-cell engager, for the treatment of patients living with relapsed/refractory multiple myeloma (RRMM). The submission is supported by positive results from the Phase 3 CERVINO study which demonstrated that etentamig achieved significant improvements in overall response rate (ORR, 74%) and progression-free survival (PFS, 60%) versus investigator's choice of standard available therapies in triple-class exposed adults with RRMM who had received at least two prior lines of therapy. Etentamig demonstrated low rates of cytokine release syndrome and fatal infections with monthly dosing from initiation following a single step-up dose. These results support the potential for etentamig treatment across a range of settings, including community-based care, offering a potentially differentiated treatment option for patients and providers.

•AbbVie and Genmab announced positive topline results from the Phase 3 EPCORE DLBCL-2 trial evaluating fixed treatment duration Epkinly (epcoritamab), a T-cell engaging bispecific antibody with SC administration, in combination with standard of care rituximab, cyclophosphamide, doxorubicin hydrochloride, vincristine, and prednisone (R-CHOP), compared to R-CHOP alone, in newly diagnosed patients with diffuse large B-cell lymphoma (DLBCL). The trial demonstrated a statistically significant and clinically meaningful improvement in PFS in DLBCL patients, as the risk of disease progression or death was reduced by 51%. The safety profile of Epkinly when administered in combination with standard of care R-CHOP was generally well tolerated and consistent with the previously reported safety profiles of the individual agents. Based on the topline results, Genmab and AbbVie will engage global regulatory authorities. Epkinly is being co-developed by AbbVie and Genmab.

•AbbVie announced the FDA granted two Breakthrough Therapy Designations (BTDs) for telisotuzumab adizutecan (Temab-A), a next-generation, c-Met-directed antibody-drug conjugate (ADC) with a novel topoisomerase 1 inhibitor, in colorectal cancer (CRC) and non-small cell lung cancer (NSCLC). These designations represent the first BTDs for Temab-A.

•At the 23rd International Myeloma Society (IMS) Annual Meeting, AbbVie presented research demonstrating the breadth of its myeloma pipeline. Highlights included a plenary presentation featuring full results from the Phase 3 CERVINO study evaluating etentamig; as well as data from ABBV-2001, a trispecific T-cell engager; surzetoclax, a BCL-2 inhibitor; and combination approaches.

Recent Events (Continued)

•At the 2026 World Conference on Lung Cancer (WCLC), AbbVie shared new data showcasing its strategy aimed at building a lung cancer pipeline spanning next-generation immunotherapies, targeted ADCs and the potential for novel combination approaches. Presentations included clinical data from ABBV-1480, Temab-A and ABBV-706 programs across NSCLC and small cell lung cancer (SCLC). ABBV-1480 is developed in partnership with RemeGen.

•At the 2026 European Society for Medical Oncology (ESMO), AbbVie presented new data across its solid tumor pipeline that underscored the potential of AbbVie's oncology portfolio to address diverse patient needs through next-generation ADCs, combination approaches and precision medicine. Data across multiple assets in various stages of development highlighted longer-term survival, combination and biomarker findings.

•Allergan Aesthetics announced the FDA accepted for review its supplemental BLA for Botox Cosmetic (onabotulinumtoxinA) for the temporary improvement in the appearance of marked to very marked masseter muscle prominence (MMP) associated with masseter muscle activity in adults. The submission is supported by two Phase 3 studies, demonstrating statistically significant improvements in MMP and patient satisfaction with treatment. If approved, Botox Cosmetic would become the first neurotoxin indicated for this condition in the U.S. and expand its portfolio to a fifth aesthetic indication.

•At the European Association for the Study of Diabetes (EASD) 2026 Annual Meeting, AbbVie announced detailed Phase 1 data for ABBV-295, a long-acting amylin analog being developed for the treatment of obesity. Data presented demonstrated an approximately 11- to 12-day half-life and dose-proportional increases in plasma exposure, supporting evaluation of ABBV-295 at dosing intervals beyond weekly administration, including every-other-week and monthly regimens. ABBV-295 also showed meaningful body weight reduction and a favorable tolerability profile at all evaluated dose levels, with topline results announced earlier this year. Findings support advancement of ABBV-295 into Phase 2 development for chronic weight management.

•AbbVie announced an agreement with Valkai to apply advanced artificial intelligence (AI) across targeted areas of clinical development. The agreement is designed to strengthen integrated AI capabilities across clinical development to help accelerate the pace at which scientific innovation reaches patients.

•AbbVie and Iambic, a clinical-stage life sciences and technology company developing novel medicines through its AI-driven discovery and development platform, announced a multi-year strategic relationship to accelerate the discovery and development of small molecule therapies in immunology, neuroscience and oncology. The strategic relationship will pursue programs with first-in-class and best-in-class potential, combining Iambic's molecular superintelligence platform with AbbVie's therapeutic area expertise.

Full-Year 2026 Outlook

AbbVie is raising its adjusted diluted EPS guidance for the full year 2026 from $13.76 - $13.96 to $13.95 - $13.99, which includes an unfavorable impact of $0.69 per share related to acquired IPR&D and milestones expense incurred year-to-date through the third quarter 2026. The company's 2026 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the third quarter of 2026, as both cannot be reliably forecasted.

AbbVie does not provide a reconciliation of forward-looking non-GAAP financial measures, including adjusted diluted earnings per share to the most directly comparable generally accepted accounting principles in the United States (GAAP) financial measures because AbbVie is unable to predict with reasonable certainty, without unreasonable effort, the amount and timing of changes in fair value of contingent consideration, intangible asset impairments, acquisition and integration costs, litigation matters, income tax items and other adjustments. These items are uncertain, depend on various factors and could have a material impact on AbbVie’s GAAP results for the guidance period.

Company Declares Dividend Increase of 5.2 Percent

AbbVie is announcing today that its board of directors declared an increase in the company's quarterly cash dividend from $1.73 per share to $1.82 per share beginning with the dividend payable on February 16, 2027 to shareholders of record as of January 15, 2027. This reflects an increase of approximately 5.2 percent, continuing AbbVie's strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by 355 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas including immunology, neuroscience and oncology – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X and YouTube.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central Time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central Time.

Non-GAAP Financial Results

Financial results for 2026 and 2025 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project," "estimate," "intend," "plan," "target," "may," "could" and "will," and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, changes to laws and regulations applicable to our industry, drug pricing reform and government pricing programs, risks related to the use of artificial intelligence or other emerging technologies, and the impact of global macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes, tariffs and changes in U.S. and international trade policies, and other uncertainties and risks associated with global business operations. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.

Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's most recently filed Annual Report on Form 10-K, as updated by its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and in other documents AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Cat Langel	Liz Shea
(708) 508-3524	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2026
(Unaudited)

				% Change vs. 3Q25
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
NET REVENUES	$13,333	$4,071	$17,404	10.5%	9.8%	10.3%	10.6%	10.5%

Immunology	7,315	1,850	9,165	16.8	14.1	16.3	15.6	16.6
Skyrizi	5,019	757	5,776	22.9	21.6	22.7	23.2	22.9
Rinvoq	1,924	782	2,706	23.4	25.1	23.9	26.4	24.3
Humira	372	311	683	(39.9)	(16.8)	(31.2)	(15.2)	(30.6)

Neuroscience	2,939	450	3,389	19.3	20.0	19.4	20.7	19.5
Vraylar	1,064	4	1,068	14.3	43.5	14.3	46.0	14.3
Botox Therapeutic	912	168	1,080	10.5	5.8	9.8	5.6	9.8
Ubrelvy	438	11	449	27.3	13.9	26.9	15.0	26.9
Qulipta	333	65	398	32.1	80.2	38.2	82.3	38.5
Vyalev	154	132	286	>100.0	55.6	>100.0	57.2	>100.0
Other Neuroscience	38	70	108	(36.0)	(15.3)	(23.9)	(14.6)	(23.5)

Oncology	973	723	1,696	(5.7)	11.1	0.8	11.4	0.9
Venclexta	385	418	803	13.0	8.7	10.7	8.6	10.7
Imbruvica[b]	340	182	522	(33.0)	(8.3)	(26.1)	(8.3)	(26.1)
Elahere	166	58	224	9.6	>100.0	31.0	>100.0	31.2
Epkinly[c]	43	65	108	>100.0	35.1	57.7	39.5	60.8
Other Oncology	39	—	39	>100.0	62.6	>100.0	62.6	>100.0

Aesthetics	723	453	1,176	(2.3)	0.1	(1.4)	(1.0)	(1.8)
Botox Cosmetic	388	281	669	2.4	8.6	4.9	6.5	4.1
Juvederm Collection	90	132	222	(6.3)	(15.4)	(11.9)	(15.3)	(11.8)
Other Aesthetics	245	40	285	(7.6)	5.5	(6.0)	6.5	(5.9)

Other Key Products	800	165	965	(3.5)	(7.1)	(4.1)	(4.9)	(3.7)
Mavyret	115	150	265	(21.2)	(9.7)	(15.1)	(7.4)	(13.9)
Creon	361	—	361	(2.2)	n/m	(2.2)	n/m	(2.2)
Linzess	324	15	339	3.2	31.1	4.2	31.8	4.2
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2026
(Unaudited)

				% Change vs. 9M25
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$37,163	$12,233	$49,396	9.9%	14.0%	10.9%	10.7%	10.1%

Immunology	19,809	5,432	25,241	14.9	19.7	15.9	16.5	15.2
Skyrizi	13,561	2,203	15,764	25.0	28.9	25.6	24.9	25.1
Rinvoq	5,094	2,256	7,350	20.4	32.8	23.9	29.2	22.9
Humira	1,154	973	2,127	(46.7)	(13.8)	(35.4)	(15.2)	(35.9)

Neuroscience	8,169	1,323	9,492	20.7	27.6	21.6	22.7	20.9
Vraylar	3,034	10	3,044	17.0	44.9	17.1	42.8	17.1
Botox Therapeutic	2,618	513	3,131	12.7	12.6	12.7	8.3	12.0
Ubrelvy	1,147	33	1,180	26.5	31.7	26.7	29.6	26.6
Qulipta	872	172	1,044	32.0	97.2	39.6	91.2	38.9
Vyalev	371	372	743	>100.0	70.9	>100.0	64.0	>100.0
Other Neuroscience	127	223	350	(38.0)	(8.7)	(22.0)	(12.9)	(24.3)

Oncology	2,791	2,186	4,977	(9.5)	14.6	(0.3)	11.5	(1.5)
Venclexta	1,095	1,249	2,344	12.4	12.8	12.6	7.9	10.0
Imbruvica[b]	1,009	601	1,610	(36.1)	(2.9)	(26.8)	(2.9)	(26.8)
Elahere	487	146	633	7.4	>100.0	24.5	>100.0	23.3
Epkinly[c]	104	190	294	64.7	49.9	54.9	50.5	55.3
Other Oncology	96	—	96	>100.0	>100.0	>100.0	>100.0	>100.0

Aesthetics	2,188	1,456	3,644	0.5	4.3	2.0	0.9	0.7
Botox Cosmetic	1,159	906	2,065	6.9	13.1	9.5	8.7	7.6
Juvederm Collection	278	421	699	0.3	(9.8)	(6.0)	(11.8)	(7.2)
Other Aesthetics	751	129	880	(8.1)	1.0	(6.9)	(1.2)	(7.2)

Other Key Products	2,377	518	2,895	3.3	(6.2)	1.5	(9.7)	0.8
Mavyret	431	480	911	(8.8)	(7.8)	(8.3)	(11.2)	(10.1)
Creon	1,067	—	1,067	(5.4)	n/m	(5.4)	n/m	(5.4)
Linzess	879	38	917	25.5	19.9	25.2	16.0	25.0
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	Third Quarter Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Net revenues	$17,404	$15,776	$49,396	$44,542
Cost of products sold	4,285	5,304	12,794	13,652
Selling, general and administrative	4,087	3,569	11,297	10,115
Research and development	2,567	2,319	7,383	6,517
Acquired IPR&D and milestones	216	2,680	1,251	3,751
Other operating income	(18)	—	(18)	(24)
Total operating costs and expenses	11,137	13,872	32,707	34,011

Operating earnings	6,267	1,904	16,689	10,531

Interest expense, net	700	667	2,024	1,972
Other expense, net	738	523	4,519	4,630
Earnings before income tax expense	4,829	714	10,146	3,929
Income tax expense	609	526	1,613	1,511
Net earnings	4,220	188	8,533	2,418
Net earnings attributable to noncontrolling interest	2	2	7	8
Net earnings attributable to AbbVie Inc.	$4,218	$186	$8,526	$2,410

Diluted earnings per share attributable to AbbVie Inc.	$2.37	$0.10	$4.79	$1.34

Adjusted diluted earnings per share[a]	$3.82	$1.86	$10.12	$7.29

Weighted-average diluted shares outstanding	1,772	1,772	1,772	1,772

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2026
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,829	$4,218	$2.37
Adjusted for specified items:
Intangible asset amortization	1,669	1,419	0.79
Acquisition and integration costs	408	391	0.22
Change in fair value of contingent consideration	829	809	0.46
Other	131	(42)	(0.02)
As adjusted (non-GAAP)	$7,866	$6,795	$3.82
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Acquisition and integration costs primarily reflect costs related to the Apogee Therapeutics, Inc. acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2026 included acquired IPR&D and milestone expense of $216 million on a pre-tax and $205 million on an after-tax basis, representing an unfavorable impact of $0.11 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2026
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Interest expense, net	Other expense, net
As reported (GAAP)	$4,285	$4,087	$2,567	$(18)	$700	$738
Adjusted for specified items:
Intangible asset amortization	(1,669)	—	—	—	—	—
Acquisition and integration costs	(4)	(250)	(142)	—	(12)	—
Change in fair value of contingent consideration	—	—	—	—	—	(829)
Other	(11)	(149)	—	18	—	11
As adjusted (non-GAAP)	$2,601	$3,688	$2,425	$—	$688	$(80)
3. The adjusted tax rate for the third quarter of 2026 was 13.6 percent, as detailed below:

	Quarter Ended September 30, 2026
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,829	$609	12.6%
Specified items	3,037	460	15.1%
As adjusted (non-GAAP)	$7,866	$1,069	13.6%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2025
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$714	$186	$0.10
Adjusted for specified items:
Intangible asset amortization	1,871	1,576	0.89
Intangible asset impairment	847	701	0.39
Acquisition and integration costs	212	207	0.12
Change in fair value of contingent consideration	776	755	0.43
Other	(40)	(119)	(0.07)
As adjusted (non-GAAP)	$4,380	$3,306	$1.86
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Intangible asset impairment reflects impairment charges of $847 million related to the Resonic and Durysta intangible assets. Acquisition and integration costs primarily reflect costs related to the Capstan acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2025 included acquired IPR&D and milestone expense of $2.7 billion on a pre-tax and after-tax basis, representing an unfavorable impact of $1.50 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2025
(in millions)	Cost of products sold	SG&A	R&D	Other expense, net
As reported (GAAP)	$5,304	$3,569	$2,319	$523
Adjusted for specified items:
Intangible asset amortization	(1,871)	—	—	—
Intangible asset impairment	(847)	—	—	—
Acquisition and integration costs	(5)	(144)	(63)	—
Change in fair value of contingent consideration	—	—	—	(776)
Other	(34)	(13)	—	87
As adjusted (non-GAAP)	$2,547	$3,412	$2,256	$(166)

 3. The adjusted tax rate for the third quarter of 2025 was 24.5 percent, as detailed below:

	Quarter Ended September 30, 2025
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$714	$526	73.7%
Specified items	3,666	546	14.9%
As adjusted (non-GAAP)	$4,380	$1,072	24.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2026
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$10,146	$8,526	$4.79
Adjusted for specified items:
Intangible asset amortization	5,106	4,353	2.45
Acquisition and integration costs	431	410	0.23
Change in fair value of contingent consideration	4,734	4,613	2.60
Other	631	95	0.05
As adjusted (non-GAAP)	$21,048	$17,997	$10.12
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Acquisition and integration costs primarily reflect costs related to the Apogee Therapeutics, Inc. acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2026 included acquired IPR&D and milestones expense of $1.3 billion on a pre-tax and $1.2 billion on an after-tax basis, representing an unfavorable impact of $0.69 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2026
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Interest expense, net	Other expense, net
As reported (GAAP)	$12,794	$11,297	$7,383	$(18)	$2,024	$4,519
Adjusted for specified items:
Intangible asset amortization	(5,106)	—	—	—	—	—
Acquisition and integration costs	(7)	(257)	(155)	—	(12)	—
Change in fair value of contingent consideration	—	—	—	—	—	(4,734)
Other	(20)	(377)	(221)	18	—	(31)
As adjusted (non-GAAP)	$7,661	$10,663	$7,007	$—	$2,012	$(246)
3. The adjusted tax rate for the first nine months of 2026 was 14.5 percent, as detailed below:

	Nine Months Ended September 30, 2026
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$10,146	$1,613	15.9%
Specified items	10,902	1,431	13.1%
As adjusted (non-GAAP)	$21,048	$3,044	14.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2025
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,929	$2,410	$1.34
Adjusted for specified items:
Intangible asset amortization	5,593	4,721	2.67
Intangible asset impairment	847	701	0.39
Acquisition and integration costs	273	256	0.14
Change in fair value of contingent consideration	5,089	4,941	2.79
Other	52	(75)	(0.04)
As adjusted (non-GAAP)	$15,783	$12,954	$7.29
a     Represents net earnings attributable to AbbVie Inc. Specified items reflect the impact of applicable statutory tax rates.
Intangible asset impairment reflects impairment charges of $847 million related to the Resonic and Durysta intangible assets. Acquisition and integration costs primarily reflect costs related to the Capstan acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2025 included acquired IPR&D and milestones expense of $3.8 billion on a pre-tax and $3.6 billion on an after-tax basis, representing an unfavorable impact of $2.05 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2025
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Other expense,net
As reported (GAAP)	$13,652	$10,115	$6,517	$(24)	$4,630
Adjusted for specified items:
Intangible asset amortization	(5,593)	—	—	—	—
Intangible asset impairment	(847)	—	—	—	—
Acquisition and integration costs	(10)	(171)	(92)	—	—
Change in fair value of contingent consideration	—	—	—	—	(5,089)
Other	(126)	(13)	(3)	24	66
As adjusted (non-GAAP)	$7,076	$9,931	$6,422	$—	$(393)

3. The adjusted tax rate for the first nine months of 2025 was 17.9 percent, as detailed below:

	Nine Months Ended September 30, 2025
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,929	$1,511	38.5%
Specified items	11,854	1,310	11.1%
As adjusted (non-GAAP)	$15,783	$2,821	17.9%